LIST OF SUBSIDIARIES OF TRIATHLON BROADCASTING COMPANY

                                                 State of Incorporation

a. Triathlon Broadcasting of Little Rock, Inc.          Delaware
b. Triathlon Broadcasting of Omaha, Inc.                Delaware
c. Triathlon Broadcasting of Lincoln, Inc.              Delaware
d. Triathlon Broadcasting of Spokane, Inc.              Delaware
e. Triathlon Broadcasting of Tri-Cities, Inc.           Delaware
f. Triathlon Broadcasting of Wichita, Inc.              Delaware
i. Wichita Operating Company                            New York
g. Wichita Acquisition Corp.                            New York